Exhibit (a)(5)(J)

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement has been prepared pursuant to, and in order to comply with, the Listing Rules and the Codes, and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Company nor shall there be any sale, purchase or subscription for securities of the Company in any jurisdiction in which such offer, solicitation or sale would be unlawful absent the filing of a registration statement or the availability of an applicable exemption from registration or other waiver.

Zhihu Inc.

(A company controlled through weighted voting rights and incorporated in the Cayman Islands with limited liability)

(NYSE: ZH; HKEX: 2390)

CONDITIONAL VOLUNTARY CASH OFFERS OF THE COMPANY TO BUY BACK UP TO 46,921,448 CLASS A ORDINARY SHARES

(INCLUDING IN THE FORM OF AMERICAN DEPOSITARY SHARES) AT A PRICE OF HK$9.11 PER CLASS A ORDINARY SHARE

(EQUIVALENT OF US$3.50 PER ADS)

CLOSE AND RESULTS OF THE OFFERS

Financial Adviser to the Company

Independent Financial Adviser to the Independent Board Committee

Altus Capital Limited

The Company announces that the Offers have closed at the Latest Acceptance Time, being 4:00 p.m., Hong Kong time, or 4:00 a.m., New York City time, on Wednesday, October 30, 2024. As at the Latest Acceptance Time, valid acceptances in respect of a total of 13,138,898 Class A Ordinary Shares were received by the Registrar from the Accepting Shareholders under the Non-U.S. Offer and valid acceptances in respect of a total of 6,625,706 ADSs (equivalent to 19,877,118 Class A Ordinary Shares) were received by the Tender Agent from the Accepting ADS holders under the U.S. Offer. These represent approximately 70.4% of the Maximum Number to be bought back by the Company under the Offers and approximately 11.2% of the total Shares (on a one share one vote basis, and excluding the Class A Ordinary Shares issued to the Depositary for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the 2012 Plan and the 2022 Plan) in issue and outstanding as of the date of this announcement.

A total of 33,016,016 Class A Ordinary Shares will be bought back and cancelled by the Company on completion of the Offers, which is expected to take place on or before Friday, November 8, 2024. The total consideration payable by the Company for buying back the said Class A Ordinary Shares pursuant to the Offers is approximately HK$300,775,906.

A remittance for the total amount as is due to an Accepting Shareholder (through the Registrar and subject to deduction of the seller’s ad valorem stamp duty due on the buy-back of the Class A Ordinary Shares from the amount payable in cash) or an Accepting ADS holder (through the Paying Agent and subject to deduction of the ADS cancellation fees) under the Offers will be sent, as soon as possible, but in any event no later than 7 Business Days after the close of the Offers, i.e. on or before Friday, November 8, 2024.

If the Class A Ordinary Shares tendered under the Offers have not been bought back by the Company in full, the Title Documents in respect of the balance of such Class A Ordinary Shares or a replaced certificate therefor will be returned or sent to that Accepting Shareholder by ordinary post to that Accepting Shareholder’s registered address at that Accepting Shareholder’s own risk, as soon as possible, but in any event no later than 7 Business Days after the close of the Offers, i.e. on or before Friday, November 8, 2024.

References are made to the offer document issued by Zhihu Inc. in connection with the Non-U.S. Offer in accordance with the Codes on September 9, 2024 (the “Offer Document”) and the announcement dated October 16, 2024 in relation to the poll results of the EGM (the “Poll Results Announcement”). Unless otherwise defined herein, capitalized terms used herein shall have the same meanings as those defined in the Offer Document.

As disclosed in the Poll Results Announcement, following approval of the Independent Shareholders for the Offers at the EGM, the Offers have become unconditional on Wednesday, October 16, 2024 and would remain open for acceptance for a period of 14 days thereafter.

CLOSE AND RESULTS OF THE OFFERS

The Company announces that the Offers have closed at the Latest Acceptance Time, being 4:00 p.m., Hong Kong time, or 4:00 a.m., New York City time, on Wednesday, October 30, 2024. As at the Latest Acceptance Time, valid acceptances in respect of a total of 13,138,898 Class A Ordinary Shares were received by the Registrar from the Accepting Shareholders under the Non-U.S. Offer and valid acceptances in respect of a total of 6,625,706 ADSs (equivalent to 19,877,118 Class A Ordinary Shares) were received by the Tender Agent from the Accepting ADS holders under the U.S. Offer. These represent approximately 70.4% of the Maximum Number to be bought back by the Company under the Offers and approximately 11.2% of the total Shares (on a one share one vote basis, and excluding the Class A Ordinary Shares issued to the Depositary for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the 2012 Plan and the 2022 Plan) in issue and outstanding as of the date of this announcement.

As a result, a total of 33,016,016 Class A Ordinary Shares will be bought back and cancelled by the Company on completion of the Offers, which is expected to take place on or before Friday, November 8, 2024. The total consideration payable by the Company for buying back the said Class A Ordinary Shares pursuant to the Offers is approximately HK$300,775,906.

CHANGES IN SHAREHOLDING STRUCTURE OF THE COMPANY

The following table sets forth (A) the shareholding structure of the Company as of the date of this announcement and immediately after the close of the Offers but prior to completion of the Offers and (B) the shareholding structure of the Company immediately after the completion of the Offers, assuming that (i) Mr. Zhou will simultaneously reduce his WVR in the Company by way of converting his Class B Ordinary Shares into Class A Ordinary Shares on a one to one ratio pursuant to the Listing Rules to the effect that the proportion of shares carrying WVR of the Company will not be increased; and (ii) no outstanding options or restricted share units granted pursuant to the 2012 Plan or the 2022 Plan will be exercised or vested from the date of this announcement up to and including the date of completion of the Offers.

	As of the date of this announcement and immediately after the close of the Offers but prior to completion of the Offers			Upon completion of the Offers
	Number of Shares	Approximate % of interest in the total issued and outstanding Shares (on a one share one vote basis)	Approximate % of voting rights	Number of Shares	Approximate % of interest in the total issued and outstanding Shares (on a one share one vote basis)	Approximate % of voting rights
Controlling Shareholders
–MO Holding Ltd (1)	19,460,912	6.6%	4.3%	21,407,800	8.2%	5.3%
	Class A			Class A
	Ordinary Shares			Ordinary Shares
	17,393,666	5.9%	38.5%	15,446,778	5.9%	38.5%
	Class B			Class B
Sub-total	Ordinary Shares 36,854,578	12.5%	42.8%	Ordinary Shares 36,854,578	14.1%	43.9%
	Shares			Shares

	As of the date of this announcement and immediately after the close of the Offers but prior to completion of the Offers			Upon completion of the Offers
	Number of Shares	Approximate % of interest in the total issued and outstanding Shares (on a one share one vote basis)	Approximate % of voting rights	Number of Shares	Approximate % of interest in the total issued and outstanding Shares (on a one share one vote basis)	Approximate % of voting rights
Director who holds Shares
–Mr. Dahai Li (2)	2,878,690	1.0%	0.6%	1,772,492	0.7%	0.4%
	Class A			Class A
	Ordinary Shares			Ordinary Shares
–Mr. Hanhui Sam Sun (3)	7,500	0.0%	0.0%	7,500	0.0%	0.0%
	Class A			Class A
	Ordinary Shares			Ordinary Shares
–Ms. Hope Ni (3)	7,500	0.0%	0.0%	7,500	0.0%	0.0%
	Class A			Class A
	Ordinary Shares			Ordinary Shares
–Mr. Derek Chen (3)	5,000	0.0%	0.0%	5,000	0.0%	0.0%
	Class A			Class A
	Ordinary Shares			Ordinary Shares
Parties acting in concert with the Company
–Deutsche Bank Concert Group (4)	–	–	–	–	–	–
Other Shareholders
Trustee of the 2022 Plan (5)	10,109,451	3.4%	2.2%	10,109,451	3.9%	2.5%
	Class A			Class A
	Ordinary Shares			Ordinary Shares
SAIF Shareholder (6)	12,028,878	4.1%	2.7%	9,028,878	3.4%	2.3%
	Class A			Class A
	Ordinary Shares			Ordinary Shares
Innovation Works Shareholders (6)	11,889,945	4.0%	2.6%	2,889,945	1.1%	0.7%
	Class A			Class A
	Ordinary Shares			Ordinary Shares
Qiming Shareholders (6)	10,201,891	3.5%	2.3%	4,309,897	1.6%	1.1%
	Class A			Class A
	Ordinary Shares			Ordinary Shares
Other shareholders	210,892,931	71.5%	46.7%	196,875,107	75.2%	49.1%
	Class A			Class A
	Ordinary Shares			Ordinary Shares
Total	294,876,364 Shares	100.0%	100.0%	261,860,348 Shares	100.0%	100.0%

Notes:

(1)	MO Holding Ltd is a company incorporated in the British Virgin Islands. As of the date of this announcement, more than 99% of the interest of MO Holding Ltd is held by South Ridge Global Limited, which is in turn wholly-owned by a trust that was established by Mr. Zhou (as the settlor) for the benefit of Mr. Zhou and his family. The remaining interest of MO Holding Ltd is held by Zhihu Holdings Inc., which is wholly-owned by Mr. Zhou. Upon completion of the Offers, Mr. Zhou, the WVR Beneficiary, will simultaneously reduce his WVR in the Company by way of converting the Class B Ordinary Shares held by MO Holding Ltd into Class A Ordinary Shares on a one to one ratio pursuant to the Listing Rules, such that the proportion of shares carrying WVR of the Company will not be increased.

(2)	As of the date of this announcement, this represents (i) 1,673,042 Class A Ordinary Shares held by Ocean Alpha Investment Limited, (ii) 1,106,198 Class A Ordinary Shares held by SEA & SANDRA Global Limited, and (iii) 99,450 Class A Ordinary Shares representing the ADSs held by Mr. Dahai Li. Upon completion of the Offers, this would represent (i) 1,673,042 Class A Ordinary Shares held by Ocean Alpha Investment Limited, and (ii) 99,450 Class A Ordinary Shares representing the ADSs held by Mr. Dahai Li.

The entire interest in Ocean Alpha Investment Limited is held by a trust that was established by Mr. Dahai Li for the benefit of him and his family. SEA & SANDRA Global Limited is wholly-owned by Mr. Dahai Li. Mr. Dahai Li is therefore deemed to be interested in the Shares held by Ocean Alpha Investment Limited and SEA & SANDRA Global Limited.

(3)	The relevant Directors are entitled to receive 10,000 restricted shares (the underlying Shares of which are Class A Ordinary Shares) pursuant to their respective director agreements with the Company. As of the date of this announcement, 75%, 75%, and 50% of the relevant restricted shares have become vested to Mr. Hanhui Sam Sun, Ms. Hope Ni, and Mr. Derek Chen, respectively.

(4)	Deutsche Bank has been appointed as the financial adviser to the Company in respect of the Offers. Accordingly, members of the Deutsche Bank Concert Group are presumed to be acting in concert with the Company in accordance with class 5 of the definition of “acting in concert” under the Takeovers Code.

As of the date of this announcement, members of the Deutsche Bank group do not legally or beneficially own, control, or have direction over any Class A Ordinary Shares or ADSs (except in respect of Class A Ordinary Shares or ADSs held by exempt principal traders or exempt fund managers or Class A Ordinary Shares or ADSs held on behalf of non-discretionary investment clients of other parts of the Deutsche Bank group).

(5)	This represents the Class A Ordinary Shares, which were purchased at the cost of the Company, held by the trustee of the 2022 Plan on trust for participants under the 2022 Plan to satisfy the future exercise or vesting of awards granted under the 2022 Plan.

(6)	Pursuant to the Irrevocable Undertakings, SAIF Shareholder, Innovation Works Shareholders, and Qiming Shareholders have irrevocably undertaken to the Company to tender 3,000,000, 9,000,000, and 5,891,994 Class A Ordinary Shares (including in the form of ADSs) for acceptance of the Offers, respectively.

(7)	The calculation is based on a total number of 277,482,698 Class A Ordinary Shares and 17,393,666 Class B Ordinary Shares issued and outstanding as of the date of this announcement (excluding the Class A Ordinary Shares issued to the Depositary for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the 2012 Plan and the 2022 Plan). In addition, percentage may not add up to 100% due to rounding.

Members of the Deutsche Bank Concert Group are presumed to be acting in concert with the Company in accordance with class 5 of the definition of “acting in concert” under the Takeovers Code. Neither the Company nor parties acting in concert with it held, controlled or directed any Shares and rights over Shares immediately before July 19, 2024 (being the commencement date of the Offer Period).

Save for the Class A Ordinary Shares to be acquired by the Company under the Offers, none of the Company nor parties acting in concert with it has acquired or agreed to acquire any Shares or rights over Shares during the Offer Period.

Neither the Company nor parties acting in concert with it has borrowed or lent any relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in the Company during the Offer Period.

SETTLEMENT

A remittance for the total amount due to an Accepting Shareholder (through the Registrar and subject to deduction of the seller’s ad valorem stamp duty due on the buy-back of the Class A Ordinary Shares from the amount payable in cash) or an Accepting ADS holder (through the Paying Agent and subject to deduction of the ADS cancellation fees) under the Offers will be sent, as soon as possible, but in any event no later than 7 Business Days after the close of the Offers, i.e. on or before Friday, November 8, 2024.

If the Class A Ordinary Shares tendered under the Offers have not been bought back by the Company in full, the Title Documents in respect of the balance of such Class A Ordinary Shares or a replaced certificate therefor will be returned or sent to that Accepting Shareholder by ordinary post to that Accepting Shareholder’s registered address at that Accepting Shareholder’s own risk, as soon as possible, but in any event no later than 7 Business Days after the close of the Offers, i.e. on or before Friday, November 8, 2024.

ODD LOTS OF CLASS A ORDINARY SHARES

The Class A Ordinary Shares are currently traded in board lot of 100 Class A Ordinary Shares each on the Hong Kong Stock Exchange. There is no intention to change the board lot size as a result of the Offers. Accepting Shareholders should note that acceptance of the Offers may result in their holding of odd lots of Class A Ordinary Shares.

For this purpose, Computershare Hong Kong Investor Services Limited, whose address is at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong (telephone number: +852 2862-8555, prior appointment required) has been appointed by the Company as the designated agent to, on a best effort basis, match sales and purchases of odd lot holdings of Class A Ordinary Shares in the market for a period of three weeks from the completion of the Offers to enable Accepting Shareholders to dispose of their odd lots or to top up their odd lots to whole board lots, i.e., from Friday, November 8, 2024 to Friday, November 29, 2024. Accepting Shareholders who would like to match odd lots are recommended to make an appointment in advance by dialing the telephone number of Computershare Hong Kong Investor Services Limited set out above. Such Accepting Shareholders should note that the matching of odd lots is not guaranteed.

By Order of the Board
Zhihu Inc. Yuan Zhou Chairman

Hong Kong, October 30, 2024

As of the date of this announcement, the board of Directors comprises Mr. Yuan Zhou as an executive Director, Mr. Dahai Li, Mr. Zhaohui Li, and Mr. Bing Yu as non-executive Directors, and Mr. Hanhui Sam Sun, Ms. Hope Ni, and Mr. Derek Chen as independent non-executive Directors.

The Directors jointly and severally accept full responsibility for the accuracy of the information contained in this announcement and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement misleading.